Exhibit 99.1

  Pope & Talbot Announces Results for Full Year, Fourth Quarter 2006

    Financial Highlights for 2006:

    -- Net income for 2006 of $45.3 million, an improvement of $95.3 million compared with 2005 primarily due to receipt of softwood lumber duty refunds

    -- Leverage ratio decreased from 82 percent at September 30, 2006 to 73 percent at December 31, 2006 with prepayment of $63.0 million of term debt and full repayment of cash borrowings under its revolving credit facility

    -- Pulp shipments of 177,800 metric tons for the fourth quarter, down 24% from the fourth quarter of 2005

    -- Lumber market weakness impacted price, availability and quality of wood chips for the pulp business


    PORTLAND, Ore.--(BUSINESS WIRE)--April 2, 2007--Pope & Talbot, Inc. (NYSE:POP) today reported net income of $45.3 million for the year ended December 31, 2006 compared with a net loss of $50.0 million reported for the prior year. The earnings for 2006 were $2.79 per share on 16.3 million shares, compared with a loss of $3.09 per share for 2005 on 16.2 million shares. Revenues were $841.1 million for 2006 compared with $848.8 million for the prior year.

    For the fourth quarter of 2006, earnings were $82.9 million or $5.09 per share on revenues of $190.0 million, which compares with a net loss of $33.6 million or a loss of $2.07 per share on revenues of $226.8 million for the same period a year ago, and a loss of $0.62 per share on revenues of $214.6 million for the third quarter of 2006.

    The results for the full year and the fourth quarter of 2006 reflect non-recurring duty refunds of approximately $113.3 million, of which $101.2 million related to duty deposits paid in prior years, and accrued interest of approximately $14.2 million. In total, the Company received $127.5 million from the settlement of the softwood lumber dispute.

    With the receipt of the duty refunds in November 2006, the Company prepaid $63 million of term debt and reduced revolver cash borrowings to zero. This provided both capital structure and liquidity improvement as of the end of the year. Further liquidity enhancement was achieved with an amendment to the Company's credit agreement signed in December 2006. The Company remained in full compliance with its credit agreement at December 31, 2006. The credit agreement contains financial covenants including one based on defined EBITDA, which is tested on a quarterly basis. Compliance with this covenant cannot be assured because the Company's results of operations are highly dependent on price fluctuations in pulp and lumber markets and in the Canadian to US dollar exchange rate. The Company's independent auditors cited uncertainty over the Company's ability to comply in future periods with the EBITDA covenant contained in the credit agreement. As a result, their report included in the 2006 Annual Report on Form 10-K contained an explanatory paragraph that this factor raises substantial doubt about the Company's ability to continue as a going concern. In its evaluation and assessment of internal controls over financial reporting as of December 31, 2006, the Company concluded that such control over financial reporting was effective thereby eliminating the material weakness noted in prior years relative to its accounting for income taxes.

    The Company's operating income and earnings before interest, taxes, depreciation and amortization (EBITDA) for 2006 were $83.4 million and $125.6 million, respectively. After excluding the effects of the lumber import duty refunds, the annual results were an operating loss of $26.2 million and EBITDA of $16.0 million, which favorably compared with an operating loss of $29.2 million and EBITDA of $8.9 million for the prior year. The decreased operating loss was due primarily to increased pulp revenues caused by higher price realizations and lower costs for the combination of lumber import duties and export taxes expensed. The results for 2006 were negatively impacted by lower wood products revenues due to lower price realizations and lower shipments, reduced pulp shipments, increased pulp cost per ton and increased selling general and administrative (SG&A) costs, primarily due to a $4.5 million increase in environmental reserves.

    For the fourth quarter of 2006, operating income and EBITDA were $93.0 million and $103.7 million, respectively. Excluding the effects of the lumber import duty refunds on the quarter, an operating loss of $16.6 million and negative EBITDA of $5.9 million were realized, which compares with an operating loss of $16.4 million and negative EBITDA of $6.0 million for the corresponding quarter one year ago. As compared with the third quarter of 2006, which showed operating profit of $1.0 million and EBITDA of $11.7 million, the adjusted numbers for the fourth quarter of 2006 reflect lower contribution from pulp, lower revenues from wood products and a significant increase in SG&A costs.

    "The securing of the credit agreement, the receipt of the duty refunds and subsequent prepayment of a portion of our term debt, and the remediation of our material weakness all result in a stronger financial position for us to begin the new year," stated Michael Flannery, Chairman and Chief Executive Officer. "While I am disappointed in the fourth quarter operating results, I am encouraged by the strength of the pulp market. Our challenge as we look forward into 2007 is to fully optimize this market for the benefit of our shareholders. To do this we must overcome the significant negative impact on wood chip pricing, availability, and quality caused by the weakness in the lumber markets."

    Pulp

    Revenues from Pope & Talbot's Pulp business totaled $466.9 million in 2006 compared with $442.6 million in 2005, an increase of five percent. The increase related to higher prices offset in part by a decrease in volumes sold in 2006. Pulp generated operating income before corporate expenses, interest and income taxes of $18.2 million in 2006, compared with an operating loss of $13.6 million in 2005. EBITDA from the Company's pulp operations totaled $46.6 million in 2006 compared with $12.8 million in 2005.

    Pulp cost of sales was $435.8 million in 2006, compared with $445.1 million in 2005, a decrease of two percent. Per metric ton, the average cost of pulp sold increased four percent in 2006 compared with 2005. A significant factor affecting pulp cost of sales is the average exchange rate used to translate operating costs of the Company's Canadian pulp mills from Canadian dollars to U.S. dollars. The average value of the Canadian dollar relative to the U.S. dollar strengthened significantly in 2006, and the Company estimates that the increase in the average daily Canadian to U.S. dollar exchange rate from 2005 to 2006 resulted in an approximate $20.2 million increase in pulp cost of sales, or a five percent increase in the average cost per metric ton of pulp sold in 2006. Excluding the effect of the stronger Canadian dollar, the average cost per ton of pulp sold was slightly lower in 2006 compared with 2005 primarily due to lower freight costs. Higher fiber costs in the fourth quarter of 2006 were offset by lower fiber costs experienced in the first half of the year.

    Pulp production totaled 800,700 metric tons in 2006 compared with 820,400 metric tons in 2005. This decrease is primarily due to reduced pulp production at the Company's Nanaimo and Mackenzie mills due to a shortage of wood chips in the fourth quarter of 2006. The Company's Mackenzie mill also experienced operational difficulties from the restart of the mill after its planned annual maintenance shutdown in September 2006.

    Pope & Talbot's fourth quarter pulp revenues decreased 6 percent to $114.5 million due to sales volume decreasing 24 percent to 177,800 metric tons, as compared with the fourth quarter of 2005. The reduction in shipments was due to lower production, higher than normal shipment levels in December 2005 and inventory building stemming from transportation issues over the year end. The average price realized per metric ton sold during the quarter increased 25 percent to $644 from $517 in the fourth quarter of 2005. As compared with the third quarter of 2006, the fourth quarter of 2006 pricing represented a 2 percent increase from $630 per metric ton, but revenues for the quarter decreased 9 percent with shipments decreasing 11 percent for the period.

    In the fourth quarter of 2006, cost of sales for the pulp segment decreased $18.9 million, or 15 percent as compared with the fourth quarter of 2005, due primarily to the decrease in volume, partially offset by a significant increase in fiber costs. The Company estimates that the increase in the average daily Canadian to U.S. dollar exchange rate resulted in an approximate $2.5 million, or 3 percent increase in pulp cost of sales. Excluding the impact of foreign exchange, cost of sales on a per ton basis increased by 10% compared with the fourth quarter of 2005; this was due in part to the decrease in production of 7% and an increase in fiber costs primarily due to supply constraints from weakness in the lumber industry. The Company's finished pulp inventory levels at December 31, 2006 were approximately 36 days of shipments compared with 27 days of shipments at December 31, 2005.

    Wood Products

    Revenues from Pope & Talbot's Wood Products business totaled $374.3 million in 2006 compared with $406.2 million in 2005, an eight percent decrease. The decrease primarily related to lower lumber prices and lower volumes sold, offset in part from the inclusion of a full year of volume from the Fort St. James mill acquired on April 25, 2005 and an estimated $7.1 million increase from the effect of the strengthening of the Canadian dollar on Canadian dollar revenues. For 2006, Wood Products generated an operating loss before lumber duty refund for prior years, corporate expenses, interest and income taxes of $10.5 million and EBITDA of $2.4 million. Excluding the effects of the current year lumber import duty refunds which were recorded as a reduction to wood products cost of sales, an operating loss of $21.1 million and negative EBITDA of $8.2 million were realized, which compares with operating income of $2.9 million and EBITDA of $13.2 million for the prior year.

    Wood Products cost of sales was $378.0 million in 2006 compared with $397.2 million in 2005, a five percent decrease. Total cost of sales comparisons were affected by the full year inclusion of the Fort St. James sawmill in the 2006 amounts offset by $12.1 million for the current year portion of the lumber import duties refunds. Per thousand board feet, the average cost of lumber sold in 2006 was three percent lower compared with 2005. The combined costs of lumber import duties and export taxes of $6.2 million after refund for 2006 compared with $37.3 million for 2005. The change in the combined costs decreased the average cost per thousand board feet of lumber sold in 2006 by eight percent and all other costs increased five percent. A significant factor affecting Wood Products cost of sales is the average exchange rate used to translate operating costs of the Company's Canadian lumber operations from Canadian dollars to U.S. dollars. The value of the Canadian dollar relative to the U.S. dollar strengthened significantly between 2005 and 2006 and the Company estimates that the increase in the average daily Canadian to U.S. dollar exchange rate resulted in an approximately $18.3 million increase in Wood Products cost of sales, or a five percent increase in the average cost per thousand board feet of lumber sold in 2006. Lower log costs in 2006 were offset in part by higher production costs related to training and equipment operational issues at the Company's Grand Forks sawmill due to integration of the new planer installed at the end of the first quarter of 2006. These startup issues were largely resolved in the fourth quarter of 2006. Lumber inventory write-downs were $3.9 million at December 31, 2006 and there were no lumber inventory write-downs at December 31, 2005. Inventory write-downs reflect the difference between production costs and anticipated sales prices of year-end inventories.

    Pope & Talbot's fourth quarter wood products revenues decreased 28 percent to $75.5 million, with lumber sales volume decreasing 21 percent to 187.6 million board feet as compared with the fourth quarter of 2005. The average price realized per thousand board feet sold during the quarter decreased 16 percent to $328 from $391 in the fourth quarter of 2005. As compared with the third quarter of 2006, fourth quarter of 2006 pricing represented a 10 percent decrease from average price realization of $368 per thousand board feet. Shipments for the fourth quarter decreased 12 percent from the third quarter totals of 214.4 million board feet. The reduction in shipments reflects the continued decline in demand as a result of the significant downturn in residential housing construction combined with normal seasonal slowing during the period.

    In the fourth quarter of 2006, cost of sales for the wood products segment decreased $34.4 million or 32 percent compared with the fourth quarter of 2005. Cost of sales for the period was favorably impacted by the return of approximately 82% of the lumber import duties paid during the current year, which was $12.1 million. The decrease in shipments discussed above also contributed to the decline in the segment's cost of sales for the period as compared with the fourth quarter of 2005. Pope & Talbot estimates the impact of changes in the foreign currency exchange rates for the quarter to be approximately $2.3 million, or a 3 percent increase in the average cost per thousand board feet as compared with the fourth quarter of 2005. This increase was fully offset by a decrease of $5.1 million in the combined cost of import duties and export taxes, or a 4 percent decrease in average cost per thousand board feet. The cost of sales for the fourth quarter decreased 22 percent as compared with the third quarter of 2006, due primarily to the receipt of the lumber import duty refunds and lower shipments, partially offset by inventory write-downs of $2.4 million taken due to the decline in net sales prices as compared with inventory write-downs of $0.6 million taken during the third quarter of 2006.

    Since October 12, 2006, the Company's lumber shipments to the United States have been subject to a 15% export tax. The benchmark Prevailing Monthly Price, as established by an average of the Random Lengths Framing Lumber Composite Index, was below $315 for the effective period of the export tax in 2006.

    Selling, General & Administration

    SG&A expenses of $45.1 million for 2006 increased by $5.9 million compared with SG&A expenses for 2005. SG&A expenses for 2006 were impacted by incentive compensation triggered by positive financial results and by increases to the Company's environmental reserves associated with two former sawmill locations. SG&A costs increased by $3.2 million and $5.3 million, respectively, for these items. The Company increased its environmental reserves $4.5 million for 2006 for these sites, compared with a benefit of $0.8 million recorded in the fourth quarter of 2005. These increases were partially offset by a reduction in legal and other professional fees, charges associated with terminated financing agreements and costs charged to SG&A in 2005 associated with obtaining debt covenant waivers.

    SG&A costs for the fourth quarter of 2006 totaled $16.8 million compared with $11.9 million in the same period of 2005 and $9.3 million in the third quarter of 2006, with the increase over the corresponding periods caused by the impact of the incentive compensation and the increase in the environmental reserves. Excluding the effect of these items, SG&A costs decreased $3.6 million from the fourth quarter of 2005 and $0.3 million from the prior quarter. The decrease in SG&A costs as compared with the fourth quarter of 2005 was due primarily to a reduction in legal and other professional fees and in charges associated with financing agreements terminated earlier in the year.

    Interest Expense

    Interest expense was $37.0 million for 2006, increasing from $21.9 million for 2005. The increase in interest expense for 2006 as compared with the corresponding period a year ago was primarily due to increased interest rates under the Company's new credit agreement and the amortization of the issue costs associated with that agreement. The Company's weighted average interest rate on its outstanding debt was 11.6% at December 31, 2006, compared with 11.7% at September 30, 2006 and 7.3% at December 31, 2005.

    Income Tax Expense

    The Company's effective tax rate was 20 percent for 2006 compared with an effective tax benefit rate of two percent for 2005. The 2006 tax rate resulted from the taxable effect of current year earnings and the recording of additional deferred tax liabilities for undistributed Canadian earnings of $5.1 million. These items were offset by a net reversal of prior year's valuation allowance in the fourth quarter of $6.7 million caused by the generation of earnings for the current year, a benefit due to Canadian income tax rate reduction of $3.5 million, and the reversal of prior year's tax liabilities of $1.6 million.

    Selected Statistics


                                                        Year ended
                           Fourth Quarter    Third     December 31,
                          ----------------- Quarter  -----------------
                           2006     2005      2006    2006     2005
                          -------- -------- -------- -------- --------
Sales Volumes:
Pulp (metric tons)        177,800  235,200  199,400  784,300  836,400
Lumber (thousand board
 feet)                    187,600  238,500  214,400  871,800  885,800

Production Volumes:
Pulp (metric tons)        202,600  217,900  198,500  800,700  820,400
Lumber (thousand board
 feet)                    208,600  226,300  209,500  883,400  883,800

Average Price
 Realizations: (A)
Pulp (metric tons)           $644     $517     $630     $595     $529
Lumber (thousand board
 feet)                       $328     $391     $368     $377     $405

Notes:
(A) Gross invoice price less trade discounts.

    Capital

    In the fourth quarter of 2006, Pope & Talbot's capital expenditures were $5.8 million and depreciation and amortization was $10.7 million. For the full year, capital expenditures were $27.2 million and depreciation and amortization was $42.2 million. Under the terms of its credit agreement, the Company's capital spending limit for 2007 is $32.8 million.

    At the end of 2006, total debt was $321.0 million, a decrease of $68.2 million and $11.1 million from September 30, 2006 and December 31, 2005, respectively. The decrease in total debt from September 30, 2006 primarily reflects the mandatory prepayment resulting from the receipt of the lumber duty refunds and the full repayment of cash borrowings under its revolving credit facility. At December 31, 2006, stockholders' equity was $120.4 million, an increase of $36.2 million from September 30, 2006 and $8.4 million from year-end 2005. The Company's adoption of a new pension and postretirement benefit accounting standard, Statement of Financial Accounting Standards No. 158, on December 31, 2006, resulted in a $37.2 million charge, net of taxes, to stockholders' equity, partially offsetting the increase from current year earnings. At December 31, 2006, the ratio of long-term debt to total capitalization was 73 percent, down from 82 percent at September 30, 2006 and 75 percent at year-end 2005.

    At December 31, 2006, the borrowing base under the Company's revolving facility was $69.0 million and the Company was utilizing $18.2 million for outstanding letters of credit, leaving $50.8 million of total availability for cash borrowings. There were no cash borrowings outstanding under the revolving facility at December 31, 2006. The Company held cash and cash equivalents of $19.1 million at December 31, 2006, an increase of $11.6 million from September 30, 2006 and $13.6 million from year-end 2005. The Company was in compliance with all debt covenants for its credit agreement at December 31, 2006.

    Pope & Talbot, Inc. will be holding a conference call on Tuesday, April 3, 2007, at 10:00 a.m. PDT (1:00 p.m. ET.) The call-in number is 706-645-9773 Conference ID: 1768580. The conference call will also be webcast simultaneously on the Company's Web site: www.poptal.com.

    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

    The Company's financial performance depends on operating efficiencies and the prices it receives for its products, as well as other factors such as foreign exchange fluctuations. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A decrease in pricing may result in the Company taking downtime or other unanticipated actions at its manufacturing facilities. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

    Pope & Talbot is a pulp and wood products company. The Company is based in Portland, Oregon and trades on the New York Stock Exchange under the symbol POP. Pope & Talbot was founded in 1849 and produces pulp and softwood lumber in the U.S. and Canada. Markets for the Company's products include: the U.S.; Europe; Canada; South America; Japan; and other Pacific Rim countries. For more information on Pope & Talbot, Inc., please check the website: www.poptal.com.


                 POPE & TALBOT, INC. AND SUBSIDIARIES
               (Thousands except per share, unaudited)

                  CONSOLIDATED STATEMENTS OF INCOME


                                                       Year ended
                       Fourth Quarter     Third       December 31,
                     -------------------  Quarter  -------------------
                       2006      2005       2006     2006      2005
                     --------- --------- --------- --------- ---------
Revenues:
 Pulp                $114,494  $121,699  $125,698  $466,851  $442,635
 Wood Products
  Lumber               61,607    93,286    78,982   328,436   359,089
  Chips, logs and
   other               13,884    11,821     9,903    45,853    47,121
                     --------- --------- --------- --------- ---------
      Total Wood
       Products        75,491   105,107    88,885   374,289   406,210
                     --------- --------- --------- --------- ---------
          Total
           revenues   189,985   226,806   214,583   841,140   848,845
                     --------- --------- --------- --------- ---------
Costs and expenses:
 Pulp cost of sales   107,028   125,975   109,167   435,799   445,113
 Wood Products cost
  of sales             74,351   108,790    95,135   377,997   397,193
 Lumber duty refund
  for prior years    (101,209)        -         -  (101,209)        -
 Gain on timber
  take-back                 -    (3,451)        -         -    (3,451)
 Selling, general
  and
  administrative       16,831    11,860     9,255    45,112    39,172
                     --------- --------- --------- --------- ---------
Operating income
 (loss)                92,984   (16,368)    1,026    83,441   (29,182)
Interest expense      (11,459)   (5,808)  (12,206)  (36,980)  (21,865)
Interest income        14,716        28       193    15,066       265
Loss on
 extinguishment of
 debt                       -         -         -    (4,910)        -
                     --------- --------- --------- --------- ---------
Income (loss)
 before income
 taxes                 96,241   (22,148)  (10,987)   56,617   (50,782)
Income tax expense
 (benefit)             13,350    11,406      (826)   11,298      (773)
                     --------- --------- --------- --------- ---------
Net income (loss)     $82,891  $(33,554) $(10,161)  $45,319  $(50,009)
                     ========= ========= ========= ========= =========

Net income (loss) per
 common share - basic
 and diluted            $5.09    $(2.07)   $(0.62)    $2.79    $(3.09)
                     ========= ========= ========= ========= =========

Average shares
 outstanding - basic
 and diluted           16,270    16,227    16,269    16,250    16,208
                     ========= ========= ========= ========= =========


                     CONSOLIDATED BALANCE SHEETS

                                        December 31,
                                     ------------------- September 30,
                                       2006      2005         2006
                                     --------- --------- -------------
Assets:
  Current assets                     $258,336  $218,049    $  243,911
  Properties, net                     371,806   386,401       390,425
  Deferred charge                       6,847     7,562         7,028
  Other assets                         25,030    18,641        36,494
                                     --------- --------- -------------
    Total assets                     $662,019  $630,653    $  677,858
                                     ========= ========= =============
Liabilities and stockholders'
 equity:
  Current portion of long-term debt  $    474  $ 63,800    $      423
  Other current liabilities           102,030   105,363       118,643
  Long-term debt, excluding current
   portion                            320,476   268,200       388,758
  Deferred income tax liability, net   15,689     9,042        10,140
  Other long-term liabilities         102,925    72,216        75,698
                                     --------- --------- -------------
    Total liabilities                 541,594   518,621       593,662
  Stockholders' equity                120,425   112,032        84,196
                                     --------- --------- -------------
    Total liabilities and
     stockholder's equity            $662,019  $630,653    $  677,858
                                     ========= ========= =============

Long-term debt to total
 capitalization                            73%       75%           82%
                                     ========= ========= =============


                         SEGMENT INFORMATION

                                                        Year ended
                         Fourth Quarter     Third      December 31,
                       -------------------  Quarter ------------------
                         2006      2005      2006    2006      2005
                       --------- --------- -------- -------- ---------
EBITDA: (A)
    Pulp                $11,031     $(496) $20,226  $46,567   $12,825
    Wood Products         2,115    (2,065)  (4,309)   2,444    13,206
    Lumber duty
     refund for prior
     years              101,209         -        -  101,209         -
    Gain on timber
     take-back                -     3,451        -        -     3,451
    General Corporate   (10,688)   (6,850)  (4,246) (24,619)  (20,534)
                       --------- --------- -------- -------- ---------
                        103,667    (5,960)  11,671  125,601     8,948
                       --------- --------- -------- -------- ---------
Depreciation and
 amortization:
    Pulp                 $7,152    $6,925   $7,121  $28,382   $26,429
    Wood Products         3,334     3,117    3,311   12,927    10,269
    General Corporate       197       366      213      851     1,432
                       --------- --------- -------- -------- ---------
                         10,683    10,408   10,645   42,160    38,130
                       --------- --------- -------- -------- ---------
Operating income
 (loss):
    Pulp                 $3,879   $(7,421) $13,105  $18,185  $(13,604)
    Wood Products        (1,219)   (5,182)  (7,620) (10,483)    2,937
    Lumber duty
     refund for prior
     years              101,209         -        -  101,209         -
    Gain on timber
     take-back                -     3,451        -        -     3,451
    General Corporate   (10,885)   (7,216)  (4,459) (25,470)  (21,966)
                       --------- --------- -------- -------- ---------

    Operating income
     (loss)             $92,984  $(16,368)  $1,026  $83,441  $(29,182)
                       ========= ========= ======== ======== =========

Additional
 Information:
    Lumber import
     duties paid
     (refund
     received)         $(12,100)   $8,300   $4,400   $3,000   $37,300
    Lumber export
     taxes                3,200         -        -    3,200         -
    Capital
     expenditures         5,794    11,811    6,450   27,202    43,716
    Capital
     expenditures -
     acquisition of
     sawmill                  -         -        -        -    37,596

Notes:
(A) EBITDA equals net income (loss) before net interest expense, loss on extinguishment of debt, income tax provision (benefit) and depreciation and amortization. Segment EBITDA equals operating income (loss) before segment depreciation and amortization. EBITDA is a measure used by the Company's chief operating decision makers to evaluate operating performance on both a consolidated and segment-by-segment basis. The Company believes EBITDA is useful to investors because it provides a means to evaluate the operating performance of the Company and its segments on an ongoing basis using criteria that are used by the Company's internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. The Company believes EBITDA is a meaningful measure because it presents a transparent view of the Company's recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. For example, the Company believes that excluding items such as taxes and net interest expense enhances management's ability to assess and view the core operating trends in its segments. EBITDA is not a measure of the Company's liquidity or financial performance under generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of the Company's liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of net interest expense, loss on extinguishment of debt and associated significant cash requirements, given the level of the Company's indebtedness; and the exclusion of depreciation and amortization which represent significant and unavoidable operating costs, given the capital expenditures needed to maintain the Company's businesses. Management compensates for these limitations by relying on GAAP results. The Company's measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

 The following table reconciles net income (loss) to EBITDA for the periods indicated:

                                                       Year ended
                     Fourth Quarter      Third        December 31,
                  --------------------   Quarter   -------------------
                    2006       2005        2006      2006      2005
                  ---------  --------- ----------- --------- ---------
                                       (thousands)
 Net income
  (loss)           $82,891   $(33,554)   $(10,161)  $45,319  $(50,009)
 Interest
  expense
  (income), net     (3,257)     5,780      12,013    21,914    21,600
 Loss on
  extinguishment
  of debt                -          -           -     4,910         -
 Income tax
  provision
  (benefit)         13,350     11,406        (826)   11,298      (773)
 Depreciation
  and
  amortization      10,683     10,408      10,645    42,160    38,130
                  ---------  --------- ----------- --------- ---------

 EBITDA           $103,667    $(5,960)    $11,671  $125,601    $8,948
                  =========  ========= =========== ========= =========


The following table reconciles operating income (loss) to EBITDA for each of the Company's Pulp and Wood Products operating segments:


                                                       Year ended
                     Fourth Quarter      Third        December 31,
                  --------------------   Quarter   -------------------
                    2006       2005        2006      2006      2005
                  ---------  --------- ----------- --------- ---------
 Pulp                                  (thousands)
   Operating
    income
    (loss)          $3,879    $(7,421)    $13,105   $18,185  $(13,604)
   Depreciation
    and
    amortization     7,152      6,925       7,121    28,382    26,429
                  ---------  --------- ----------- --------- ---------

   EBITDA          $11,031      $(496)    $20,226   $46,567   $12,825
                  =========  ========= =========== ========= =========

 Wood Products
   Operating
    income
    (loss)         $(1,219)   $(5,182)    $(7,620) $(10,483)   $2,937
   Depreciation
    and
    amortization     3,334      3,117       3,311    12,927    10,269
                  ---------  --------- ----------- --------- ---------

   EBITDA           $2,115    $(2,065)    $(4,309)   $2,444   $13,206
                  =========  ========= =========== ========= =========

The Company's senior secured credit agreement subjects the Company to a financial covenant based on EBITDA. EBITDA is defined differently in the credit agreement and requires additional adjustments, among other items, to (i) eliminate any refunds of prior years lumber import duties, (ii) include income tax benefits recognized in any quarter, and (iii) exclude certain other non-cash income and expense items. EBITDA as defined in the credit agreement was $39.4 million for the year ended December 31, 2006. The following table reconciles net income to credit agreement EBITDA for the year ended December 31, 2006:


                                                        Year ended
                                                     December 31, 2006
                                                     -----------------
                                                        (thousands)
 Net income                                             $      45,319
 Interest expense, net                                         21,914
 Loss on extinguishment of debt                                 4,910
 Income tax provision (benefit)                                11,298
  Add back: quarterly income tax benefits recognized            2,052
 Depreciation and amortization                                 42,160
 Lumber duty refunds for prior years                         (101,209)
 Other non-cash income and expenses:
  Net periodic benefit costs for pension and
   postretirement plans, net of benefits paid and
   cash contributions                                           4,560
  Net unrealized foreign exchange gains recognized
   in earnings                                                   (424)
  Environmental accruals                                        4,536
  Inventory write downs, net                                    2,580
  Stock compensation and other                                  1,696
                                                     -----------------

 Credit agreement EBITDA                                $      39,392
                                                     =================


                      SELECTED FINANCIAL RESULTS

                                                       Year ended
                        Fourth Quarter     Third      December 31,
                      -------------------  Quarter -------------------
                        2006      2005      2006     2006      2005
                      --------- --------- -------- --------- ---------

Selected consolidated
 results as adjusted:
---------------------

Adjusted operating
 income (loss) (B)    $(16,628) $(16,368)  $1,026  $(26,171) $(29,182)

Adjusted EBITDA(B)     $(5,945)  $(5,960) $11,671   $15,989    $8,948

Selected Segment
 results as adjusted:
---------------------

Adjusted operating
 income (loss):(B)
    Pulp                $4,475   $(7,421) $13,105   $18,781  $(13,604)

    Wood Products     $(11,836)  $(5,182) $(7,620) $(21,100)   $2,937

Adjusted EBITDA:(B)
    Pulp               $11,627     $(496) $20,226   $47,163   $12,825

    Wood Products      $(8,502)  $(2,065) $(4,309)  $(8,173)  $13,206

Notes:
(B) Adjusted operating income for the fourth quarter and full year of 2006 equals operating income excluding the non-recurring lumber duty refunds received in the fourth quarter and costs that resulted from the receipt of these refunds (principally incentive compensation resulting from achieving the Company's return on equity goal for the year). Adjusted EBITDA equals EBITDA (as described above) excluding the same refunds and costs. The Company believes that Adjusted operating income and Adjusted EBITDA are meaningful measures for investors because the lumber import duty refunds had a very significant one-time impact that obscures the Company's recurring operating performance. For all other periods presented, Operating income (loss) and EBITDA are presented as there were no significant one-time adjustments for these periods.

The following table reconciles operating income to adjusted operating income for the periods indicated:

                                                 Fourth    Year ended
                                                Quarter   December 31,
                                                  2006         2006
                                               ---------- ------------
                                                     (thousands)
  Operating income                             $  92,984    $  83,441
  Current year lumber duty refund in cost of
   sales                                         (12,123)     (12,123)
  Lumber duty refund for prior years            (101,209)    (101,209)
  Incentive compensation earned due to lumber
   duty refund                                     3,298        3,298
  Other cost of sales related to lumber duty
   refund                                            422          422
                                               ---------- ------------

  Adjusted operating loss                      $ (16,628)   $ (26,171)
                                               ========== ============

The following table reconciles net income (loss) to adjusted EBITDA for the periods indicated:

                                                 Fourth    Year ended
                                                Quarter   December 31,
                                                  2006         2006
                                               ---------- ------------
                                                     (thousands)
  Net income                                   $  82,891    $  45,319
  Interest expense (income), net                  (3,257)      21,914
  Loss on extinguishment of debt                       -        4,910
  Income tax provision                            13,350       11,298
  Depreciation and amortization                   10,683       42,160
  Current year lumber duty refund in cost of
   sales                                         (12,123)     (12,123)
  Lumber duty refund for prior years            (101,209)    (101,209)
  Incentive compensation earned due to lumber
   duty refund                                     3,298        3,298
  Other cost of sales related to lumber duty
   refund                                            422          422
                                               ---------- ------------

  Adjusted EBITDA                              $  (5,945)   $  15,989
                                               ========== ============

The following table reconciles operating income (loss) to adjusted operating income (loss) for each of the Company's Pulp and Wood
 Products operating segments for the periods indicated:

                                                 Fourth    Year ended
                                                Quarter   December 31,
                                                  2006         2006
                                               ---------- ------------
  Pulp                                               (thousands)
    Operating income                           $   3,879    $  18,185
    Incentive compensation earned due to
     lumber duty refund                              596          596
                                               ---------- ------------

    Adjusted operating income                  $   4,475    $  18,781
                                               ========== ============

  Wood Products
    Operating loss                             $  (1,219)   $ (10,483)
    Current year lumber duty refund in cost of
     sales                                       (12,123)     (12,123)
    Incentive compensation earned due to
     lumber duty refund                            1,084        1,084
    Other cost of sales related to lumber duty
     refund                                          422          422
                                               ---------- ------------

    Adjusted operating loss                    $ (11,836)   $ (21,100)
                                               ========== ============

The following table reconciles operating income (loss) to adjusted
 EBITDA for each of the Company's Pulp and Wood Products operating segments for the periods indicated:

                                                 Fourth    Year ended
                                                Quarter   December 31,
                                                  2006         2006
                                               ---------- ------------
  Pulp                                               (thousands)
    Operating income                           $   3,879    $  18,185
    Depreciation and amortization                  7,152       28,382
    Incentive compensation earned due to
     lumber duty refund                              596          596
                                               ---------- ------------

    Adjusted EBITDA                            $  11,627    $  47,163
                                               ========== ============

  Wood Products
    Operating loss                             $  (1,219)   $ (10,483)
    Depreciation and amortization                  3,334       12,927
    Current year lumber duty refund in cost of
     sales                                       (12,123)     (12,123)
    Incentive compensation earned due to
     lumber duty refund                            1,084        1,084
    Other cost of sales related to lumber duty
     refund                                          422          422
                                               ---------- ------------

    Adjusted EBITDA                            $  (8,502)   $  (8,173)
                                               ========== ============

    CONTACT: Pope & Talbot, Inc.
             Neil Stuart, 503-220-3777